A special meeting of shareholders was held on November 18, 2015. The results of votes taken among shareholders on the proposal before them are reported below. Each vote reported represents one dollar of net asset value held on the record date for the meeting.

PROPOSAL 1
To elect a Board of Trustees.
	# of Votes	% of Votes
Elizabeth S. Acton
Affirmative	746,740,565.47	96.345
Withheld	28,329,705.76	3.655
TOTAL	775,070,271.23	100.000
John Engler
Affirmative	744,662,018.75	96.077
Withheld	30,408,252.48	3.923
TOTAL	775,070,271.23	100.000
Albert R. Gamper, Jr.
Affirmative	742,577,217.92	95.808
Withheld	32,493,053.31	4.192
TOTAL	775,070,271.23	100.000
Robert F. Gartland
Affirmative	744,210,985.44	96.019
Withheld	30,859,285.79	3.981
TOTAL	775,070,271.23	100.000
Abigail P. Johnson
Affirmative	744,756,809.11	96.089
Withheld	30,313,462.12	3.911
TOTAL	775,070,271.23	100.000
Arthur E. Johnson
Affirmative	745,398,843.74	96.172
Withheld	29,671,427.49	3.828
TOTAL	775,070,271.23	100.000
Michael E. Kenneally
Affirmative	745,648,959.96	96.205
Withheld	29,421,311.27	3.795
TOTAL	775,070,271.23	100.000
James H. Keyes
Affirmative	743,464,843.18	95.923
Withheld	31,605,428.05	4.077
TOTAL	775,070,271.23	100.000
Marie L. Knowles
Affirmative	743,917,318.31	95.981
Withheld	31,152,952.92	4.019
TOTAL	775,070,271.23	100.000
Geoffrey A. von Kuhn
Affirmative	745,367,149.90	96.168
Withheld	29,703,121.33	3.832
TOTAL	775,070,271.23	100.000
Proposal 1 reflects trust wide proposal and voting results.